EXHIBIT 2.1

ASSET PURCHASE AGREEMENT*

among

BLOXBIZ CO.

SAMUEL DROZDOV

BENJAMIN KHAKSHOOR

and

SUPER LEAGUE GAMING, INC.

dated as of

October 4, 2021

*EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED*

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of October 4, 2021, is entered into by and between: Bloxbiz Co., a Delaware corporation ("Bloxbiz"), Samuel Drozdov, an individual ("Drozdov"), Benjamin Khakshoor, an individual ("Khakshoor", and collectively with Drozdov, the "Founders"), on the one hand; and Super League Gaming, Inc., a Delaware corporation ("Buyer"), on the other. For purposes of this Agreement, Bloxbiz and the Founders are sometimes hereinafter referred to collectively as, the "Seller" or "Sellers".

Recitals

WHEREAS, Bloxbiz is engaged in the business of running an in-game ad platform enabling brands to advertise across popular Roblox games (the "Business");

WHEREAS, Bloxbiz wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Bloxbiz, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

WHEREAS, Khakshoor wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Khakshoor, the Khakshoor Goodwill; and

WHEREAS, Drozdoz wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Drozdov, the Drozdov Goodwill.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Ancillary Documents" means the Bill of Sale, the Khakshoor Assignment, the Drozdov Assignment, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Employment Agreements, any other ancillary documents and the other agreements, instruments and documents required to be delivered at the Closing.

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"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles are authorized or required by Law to be closed for business.

“Business Goodwill” means the goodwill owned by Bloxbiz, including the items listed on Schedule 1.

"Buyer's Accountants" means Baker Tilly US, LLP.

"Buyer Common Stock" means Buyer's common stock, par value $0.001.

"Cause" means the termination of employment or consultancy as a consequence of his misconduct or as otherwise permitted pursuant to the terms of the applicable Employment Agreement.

"Closing Cash Consideration" means Three Million and 00/100 Dollars ($3,000,000.00).

"Closing Share Consideration" means the number of shares of Buyer's Common Stock equal to (i) Three Million and 00/100 Dollars ($3,000,000.00), divided by (ii) the Closing Share Price, rounded up to the nearest whole number of shares.

"Closing Share Price" means the final quoted price on the close of Nasdaq as of the Closing Date.

"Code" means the Internal Revenue Code of 1986, as amended.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

“Drozdov Goodwill” means the personal goodwill of Samuel Drozdov, including those items set forth on Schedule 1, as of the Closing Date.

“Earnout Consideration” means the Initial Earnout Consideration and/or Year-Two Earnout Consideration, as applicable.

“Earnout Payment” means the sum of the (x) the cash amount of any Earnout Consideration actually paid to the Sellers, plus (y) the Earnout Share Consideration.

“Earnout Period” means each of the First Earnout Period and/or the Second Earnout Period, as applicable.

"Earnout Share Consideration" means the number of shares of Buyer Common Stock issued to Sellers as Earnout Consideration.

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“Earnout Shares” means any shares of Buyer Common Stock issued to Sellers in satisfaction of any applicable Earnout Share Consideration.

“Earnout Share Price” means the final quoted price on the close of Nasdaq as of the Closing Date.

"Employment Agreements" means those certain employment agreements between each of the Founders, individually, and Buyer, in form and substance as reasonably approved by Buyer and the Founders prior to the Closing.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

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"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Bloxbiz or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"First Earnout Period" means the period beginning on the Closing Date and ending on December 31, 2022.

"Founder" or "Founders" means, as applicable, Samuel Drozdov and/or Benjamin Khakshoor.

"Founders' Goodwill" means the Drozdov Goodwill and Khakshoor Goodwill, collectively, as of the Closing Date.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"Incorporation Date" means December 21, 2020.

"Initial Earnout Consideration" means up to Five Million Seven Hundred Fifty Thousand and 00/100 Dollars ($5,750,000.00), payable as follows: (i) Two Million Eight Hundred Seventy-Five Thousand and 00/100 Dollars ($2,875,000.00) payable in the form of cash, and (ii) (A) the number of shares of Buyer Common Stock equal to Two Million Eight Hundred Seventy-Five Thousand and 00/100 Dollars ($2,875,000.00), divided by (B) the Earnout Share Price, rounded up to the nearest whole number of shares.

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"Initial Revenue Target" means Revenue attributable to the First Earnout Period of at least Seven Million and 00/100 Dollars ($7,000,000.00), determined on a consistent basis in accordance with GAAP and the past practices of Buyer.

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (h) rights of publicity; and (i) all other intellectual or industrial property and proprietary rights.

"Intellectual Property Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Bloxbiz is a party, beneficiary or otherwise bound.

"Intellectual Property Assets" means all Intellectual Property that is owned by Bloxbiz and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Bloxbiz with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

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“Khakshoor Goodwill” means the personal goodwill of Benjamin Khakshoor, including those items set forth on Schedule 1, as of the Closing Date.

"Knowledge of Seller” or “Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge of any Founder, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonably foreseeable consequential and incidental damages, and including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include any special damages, or lost profits, and shall not include any punitive damages, except to the extent such punitive damages are actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; other than any event, occurrence, fact, effect, condition or change directly resulting from (i) changes in conditions in the United States or global economy generally or capital, credit or financial markets generally, including changes in interest or exchange rates and any suspension of trading in securities, (ii) political conditions of the United States or any other country or jurisdiction in which the Company operates, (iii) any changes that are generally applicable to the industries in which the Company operates or in which services of the Company are used, (iv) arising out of or attributable to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (v) any natural or man-made disaster, acts of god, epidemics, pandemics or worsening thereof, (vi) consisting of any changes in applicable Laws, regulations, rules, orders or other binding directives issued by any Governmental Authority, or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, or (vii) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war (whether or not declared), sabotage, terrorism or military actions, in each case of (i)-(iii), provided such event, occurrence, fact, circumstance, effect, condition or change does not have a disproportionate impact on the Company compared to other companies in the industries in which the Company conducts business.

"Nasdaq" means the NASDAQ Capital Market.

"Buyer Common Stock" means Buyer's common stock, par value $0.001.

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"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Pro Rata Share" means (i) with respect to Bloxbiz, twenty-five percent (25%), (ii) with respect to Samuel Drozdov, thirty-seven and 50/100 percent (37.50%), and (iii) with respect to Benjamin Khakshoor, thirty-seven and 50/100 percent (37.50%).

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Restricted Business" means the business as carried on by Bloxbiz at Closing, targeted in game advertising and marketing.

"Revenue" means, with respect to an applicable Earnout Period, the amount of gross revenue that the Buyer recognized associated with advertising units served through the Business as well as recognized revenue associated with custom programs that are run within game titles that are active within the Business' platform during such period, and any other revenue generated by the Business during such period, as determined in accordance with GAAP and the past practices of Buyer.

"Revenue Percentage" means an amount, expressed as a percentage, equal to (i) the Revenue, divided by (ii) the Revenue Target.

"Revenue Target" means the Initial Revenue Target and/or Year-Two Revenue Target, as applicable.

"Second Earnout Period" means the period beginning on January 1, 2023 and ending on December 31, 2023.

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“Seller Fundamental Reps” means Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.07 (Material Contracts), Section 4.08 (Title to Purchased Assets), Section 4.09 (Condition and Sufficiency of Assets),Section 4.10 (Intellectual Property), Section 4.17 (Taxes), and Section 4.19 (Investment Representations).

“Seller Non-Fundamental Reps” means representations and warranties of the Seller contained in Article IV, other than the Seller Fundamental Reps.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Territory" means the United States.

"Year-Two Earnout Consideration" means up to Five Million Seven Hundred Fifty Thousand and 00/100 Dollars ($5,750,000.00), payable as follows: (i) Two Million Eight Hundred Seventy-Five Thousand and 00/100 Dollars ($2,875,000.00) payable in the form of cash, and (ii) (A) the number of shares of Buyer Common Stock equal to Two Million Eight Hundred Seventy-Five Thousand and 00/100 Dollars ($2,875,000.00), divided by (b) the Earnout Share Price, rounded up to the nearest whole number of shares.

"Year-Two Revenue Target" means Revenue attributable to the Second Earnout Period of at least Fifteen Million and 00/100 Dollars ($15,000,000.00), determined on a consistent basis in accordance with GAAP and the past practices of Buyer.

Other capitalized terms used herein and not defined above shall have the meanings assigned to such terms as follows:

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Defined Term	Section
"Accounts Receivable"	Section 2.01(a)(ii)
"Agreement"	Preamble
"Allocation Schedule"	Section 2.07
"Assigned Contracts"	Section 2.01(a)(iii)
"Assignment and Assumption Agreement"	Section 3.02(a)(ii)
"Assumed Liabilities"	Section 2.03
"Balance Sheet"	Section 4.04
"Balance Sheet Date"	Section 4.04
"Basket"	Section 8.04(a)
"Benefit Plan"	Section 4.15(a)
"Bill of Sale"	Section 3.02(a)(i)
"Books and Records"	Section 2.01(a)(xi)
"Business"	Recitals
"Buyer"	Preamble
"Buyer Closing Certificate"	Section 7.03(f)
"Buyer Indemnitees"	Section 8.02
"Closing"	Section 3.01
"Closing Consideration"	Section 2.05
"Closing Date"	Section 3.01
"Company IP"	Section 4.10(d)
"Direct Claim"	Section 8.05(c)
“Drozdov Assignment”	Section 3.02(a)(i)
"Earnout Calculations"	Section 2.06(a)
"Earnout Expert"	Section 2.06(c)
"Earnout Notice"	Section 2.06(a)
"Earnout Objection Notice"	Section 2.06(b)
"Earnout Objection Period"	Section 2.06(b)
"Excluded Assets"	Section 2.02
"Excluded Contracts"	Section 2.02(a)
"Excluded Liabilities"	Section 2.04
"Financial Statements"	Section 4.04
"Founders"	Preamble
"Government Contracts"	Section 4.07(a)(viii)
"Indemnified Party"	Section 8.05
"Indemnifying Party"	Section 8.05
"Independent Accountant"	Section 2.07
"Intellectual Property Assignments"	Section 3.02(a)(iii)
“Khakshoor Assignment”	Section 3.02(a)(i)
"Material Contracts"	Section 4.07(a)
"Material Customers"	Section 4.12(a)
"Material Suppliers"	Section 4.12(b)
"Non-U.S. Benefit Plan"	Section 4.15(a)
"Platform Agreements"	Section 4.10(c)
"Purchase Price"	Section 2.05
"Purchased Assets"	Section 2.01
"Restricted Period"	Section 6.05(a)
"Rule 144"	Section 4.19(f)
"Securities Act"	Section 4.19(a)
"Seller" or "Sellers"	Preamble
"Seller Closing Certificate"	Section 7.02(i)
"Seller Indemnitees"	Section 8.03
"Set Off Right"	Section 8.06(b)
"Tangible Personal Property"	Section 2.01(a)(v)
"Tax Clearance Certificate"	Section 6.12
"Terminated Founder"	Section 2.06(j)(ii)
"Terminating Founder"	Section 2.06(j)(i)
"Third Party Claim"	Section 8.05(a)
"Union"	Section 4.16(b)

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ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing:

(a) Bloxbiz shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Bloxbiz, free and clear of any Encumbrances, all of Bloxbiz's right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively with the Founders’ Goodwill, the "Purchased Assets"), including, without limitation, the following:

(i) cash and cash equivalents;

(ii) all accounts or notes receivable held by Bloxbiz, and any security, claim, remedy or other right related to any of the foregoing ("Accounts Receivable");

(iii) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(a)(iii) of the Disclosure Schedules (the "Assigned Contracts");

(iv) all Intellectual Property Assets;

(v) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the "Tangible Personal Property");

(vi) all Permits, including Environmental Permits if applicable, which are held by Bloxbiz and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.14(b) of the Disclosure Schedules;

(vii) all rights to any Actions of any nature available to or being pursued by Bloxbiz to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(viii) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(ix) all of Bloxbiz's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

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(x) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(xi) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements ("Books and Records"); and

(xii) all Business Goodwill and the going concern value of the Business.

(b) Khakshoor shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Khakshoor, free and clear of any Encumbrances, all of Khakshoor's right, title and interest in, to and under the Khakshoor Goodwill.

(c) Drozdov shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Drozdov, free and clear of any Encumbrances, all of Drozdov's right, title and interest in, to and under the Drozdov Goodwill.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the "Excluded Contracts");

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Bloxbiz;

(c) all Benefit Plans and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules; and

(e) the rights which accrue or will accrue to Sellers under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Liabilities of Bloxbiz in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller on or prior to the Closing (collectively, the "Assumed Liabilities"), and no other Liabilities of Bloxbiz or the Founders whatsoever.

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Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Each Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of any Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Bloxbiz and/or any Founder (or any stockholder or Affiliate of Bloxbiz and/or any Founder) at any time; (ii) Taxes of any Seller relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (iii) Taxes that arise out of the consummation of the transactions contemplated hereby, or that are (or under the Code should be), the responsibility of Bloxbiz and/or any Founder; (iv) any penalties or other Liabilities arising from the mischaracterization of the allocation of any of the Purchase Price by Bloxbiz and/or any Founder; or (v) other Taxes of Bloxbiz and/or any Founder (or any stockholder or Affiliate of any Seller) of any kind or description (including any Liability for Taxes of Bloxbiz and/or any Founder (or any stockholder or Affiliate of any Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Bloxbiz, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Bloxboz;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Bloxbiz;

(g) any Liabilities of Bloxbiz arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Bloxbiz;

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(h) any Liabilities of Bloxbiz for any present or former employees, officers, directors, retirees, independent contractors or consultants of Bloxbiz, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers;

(j) any trade accounts payable of Bloxbiz;

(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business' customers to Bloxbiz on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by any Seller of such Contracts prior to Closing;

(n) any Liabilities associated with debt, loans or credit facilities of any Seller and/or the Business owing to financial institutions; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by any Seller or any of its Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets will be as follows: (i) the Closing Cash Consideration and the Closing Share Consideration (the "Closing Consideration"), payable to Sellers upon the Closing, plus the Assumed Liabilities; and (ii) subject to the terms and conditions contained herein, the Revenue Earnout, payable to Sellers, if and when earned (collectively, the "Purchase Price"). The Purchase Price shall be paid as provided in Section 3.02, as it relates to the Closing Consideration, and as provided in Section 2.06, as it relates to the Revenue Earnout.

Section 2.06 Contingent Consideration. An earnout may be earned by the Sellers as, and to the extent provided for, in this Section 2.06, and, if earned, shall be paid by Buyer to the Sellers following the Earnout Period as provided for in this Section 2.06 (such earnout, the “Revenue Earnout”):

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(a) Within ninety (90) days after the expiry of each Earnout Period, Buyer will provide the Sellers with written notice (the "Earnout Notice") setting forth: (i) Buyer's computation of Buyer's Revenue for the applicable Earnout Period; (ii) in the event Buyer does not meet the applicable Revenue Target, Buyer's computation of the Revenue Percentage for the applicable Earnout Period; and (iii) whether any applicable Earnout Consideration was earned during the applicable Earnout Period (collectively, the "Earnout Calculations").

(b) Upon the receipt by the Sellers of an Earnout Notice, the Sellers shall have a period of thirty (30) days to review the Earnout Notice and may have the same verified by independent accountants and other Representatives as mutually selected by them. The Sellers and their Representatives will be entitled to perform reasonable procedures (including review of the accounting records of the Company and supporting such calculations and other materials as they may reasonably request) and to take other reasonable steps to confirm that the amount of the Earnout Calculations for the applicable Earnout Period set forth in the Earnout Notice has been prepared in accordance with the terms of this Agreement. If Sellers shall have reasonable objections to the calculation of the Earnout Calculations set forth in the Earnout Notice, Sellers shall deliver to the Buyer, within thirty (30) days from his receipt of the Earnout Notice (the “Earnout Objection Period”), a written statement (the “Earnout Objection Notice”) setting forth the component or components of the Earnout Notice that are in dispute, the basis of such dispute and, if known, the amount proposed as an adjustment. The failure of Sellers to deliver an Earnout Objection Notice within the thirty (30) day period hereinabove provided shall constitute the acceptance by Sellers of the calculations and determinations made by Buyer as set forth in the Earnout Notice, whereupon such amounts shall be final, binding and conclusive for all purposes hereunder.

(c) If the Sellers delivers an Earnout Objection Notice, the Sellers and the Buyer shall in good faith attempt to resolve any such dispute and, if the parties so resolve all such disputes, then the computation of the Earnout Calculations set forth in the Earnout Notice for the applicable Earnout Period as resolved by the parties, shall be conclusive and binding on the parties upon written acknowledgement of such resolution. If the Sellers and Buyer fail to resolve all of the items in dispute within thirty (30) days after the Sellers’ delivery of the Earnout Objection Notice to the Buyer (or such longer period as they may mutually agree in writing), then either party may elect to submit any remaining disputed items to an independent third-party arbitrator mutually acceptable to Buyer and the Sellers who shall be qualified by experience and training to arbitrate commercial disputes (the “Earnout Expert”) who shall be retained to review promptly the Earnout Calculations set forth in the Earnout Notice and the disputed items or amounts; provided, however, that if the Buyer and the Sellers are unable to mutually agree on an individual to act as the Earnout Expert within five (5) Business Days after Buyer or the Sellers elects to submit the dispute to arbitration, then each of Buyer and the Sellers shall each designate an independent third-party arbitrator and such designees shall promptly (and in any event within ten (10) days) select an individual to act as the Earnout Expert.

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(d) If any disputed items are referred to the Earnout Expert, the parties shall cooperate in good faith with the determination process and the Earnout Expert’s requests for information, including providing the Earnout Expert with information as promptly as practicable after its request therefor. Each party shall be entitled to receive copies of all materials provided by the other to the Earnout Expert in connection with the determination process. In making its determination on the disputed items, the Earnout Expert shall make such determinations (i) only in accordance with the standards set forth in this Agreement, (ii) only with respect to the disputed items submitted to the Earnout Expert and no other items, (iii) on a disputed item by disputed item basis (i.e., not in the aggregate), and (iv) where the result of the Earnout Expert’s determination for such disputed item is neither greater then nor less than the amounts presented by the parties to the Earnout Expert with respect to the item in dispute. In connection with his review the Earnout Expert shall have the right to engage an independent accounting firm. The determination of the Earnout Expert shall be final, conclusive and binding on the parties, absent manifest error. The parties shall instruct the Earnout Expert to provide its determination in writing to the parties within thirty (30) days of the date it is engaged on such project. Neither party shall have any ex parte conversations or meetings with the Earnout Expert without the prior written consent of the other party.

(e) The Earnout Calculations for the applicable Earnout Period, and the earning of the applicable Earnout Consideration therefrom, either as accepted or deemed to have been accepted by the Sellers or as adjusted and resolved in the manner herein provided, shall fix the Earnout Calculations for the applicable Earnout Period and the earning of the Earnout Consideration determined therefrom. Each party shall bear its own expenses and the fees and expenses of its own Representatives, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the Earnout Calculations for the applicable Earnout Period, and the earning of any Earnout Consideration calculated therefrom.

(f) If the Revenue for the First Earnout Period is: (A) equal to or greater than one hundred percent (100%) of the Initial Revenue Target, then the Sellers shall be entitled to receive one hundred percent (100%) of the Initial Earnout Consideration; or (B) less than the Initial Revenue Target, then the Initial Earnout Consideration shall be an amount equal to the Revenue Percentage of the Initial Earnout Consideration.

(g) If the Revenue for the Second Earnout Period is: (A) equal to or greater than one hundred percent (100%) of the Year-Two Revenue Target, then the Sellers shall be entitled to receive one hundred percent (100%) of the Year-Two Earnout Consideration; or (B) less than the Year-Two Revenue Target, then the Year-Two Earnout Consideration shall be an amount equal to the Revenue Percentage of the Year-Two Earnout Consideration.

(h) Following the Earnout Period, within ten (10) Business Days after the date that is the later of (i) the acceptance of the Earnout Notice and the date on which written agreement in respect of any amount of the Revenue Earnout is reached or a determination is made in accordance with Section 2.06(d), Buyer shall pay to each Seller such Founder's Pro Rata Share the Earnout Consideration, if any, as follows: (a) the portion of the Earnout Consideration paid in cash shall be paid by wire transfer of immediately available funds to the accounts identified by each Seller at least three (3) days prior to the expiration of the applicable Earnout Period; and (b) the portion of the Earnout Consideration to be paid in Earnout Shares will be issued to the Sellers by Buyer.

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(i) The Sellers acknowledge and agree that Buyer may make from time to time such business decisions as it deems appropriate, in its sole discretion, in the conduct of the business of Buyer and its Subsidiaries, including actions that may have an impact on Buyer's Revenue and/or the Earnout Consideration. The Sellers will not have any right to claim any lost Earnout Consideration or other damages as a result of such decisions, so long as the actions were not taken by Buyer in bad faith for the principal purpose of frustrating provisions of this Section 2.06. Buyer will provide such staffing and resourcing to support the operations of the Business, as conducted after the Closing by Buyer, that Buyer determines is reasonable under the circumstances.

(j) Prior to the expiration of the Earnout Period, for each Founder that:

(i) resigns or otherwise terminates such Founder's employment without Good Reason (as defined in the applicable Employment Agreement), or is terminated by Buyer for Cause (such Founder, a "Terminating Founder"), then, in either case, the Earnout Consideration will be reduced by (A) one-half (50%) for that Earnout Period, and (B) one-half (50%) for any future Earnout Period, if and when earned; or

(ii) resigns or otherwise terminates such Founder's employment for Good Reason (as defined in the applicable Employment Agreement), or is terminated by Buyer without Cause (such Founder, a "Terminated Founder"), then, in either case, one-half (50%) of the Earnout Consideration for the current Earnout Period, and one-half (50%) of the Earnout Consideration for any future Earnout Periods, will be deemed earned and the contingent right to the applicable Earnout Consideration will accrue.

(k) Terminating Founders:

(i) If a Founder becomes a Terminating Founder during any Earnout Period, such Terminating Founder shall forfeit his Pro Rata Share, and Bloxbiz shall forfeit one-half (50%) of its Pro Rata Share, of any earned Earnout Consideration for that Earnout Period, and, such Terminating Founder shall no longer be entitled to any future Earnout Consideration, if and when earned, and Bloxbiz shall no longer be entitled to one-half (50%) of any future Earnout Consideration, if and when earned; and

(ii) the Founder that was not a Terminating Founder will only be entitled to such Founder's Pro Rata Share of any Earnout Consideration, if and when earned, and Bloxbiz will only be entitled to one-half (50%) of Bloxbiz's Pro Rata Share of any Earnout Consideration, if and when earned.

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Section 2.07 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate) as shown on the allocation schedule attached hereto as Schedule 2.07 (the "Allocation Schedule"). Any adjustments to the Purchase Price pursuant to Section 8.06(b) herein shall be allocated in a manner consistent with the Allocation Schedule. Buyer and Seller shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594, amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule, and will not take any position (whether in audits, tax returns or otherwise) contrary to what is set forth in the Allocation Schedule unless required to do so by applicable Law or GAAP.

Section 2.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.09 Third Party Consents. To the extent that any Seller's rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
EXECUTION AND CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur simultaneously with the execution of this Agreement via the electronic exchange of documents and executed signature pages, unless another place or means is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the "Closing Date."

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) the Bill of Sale, in the form of Exhibit A hereto and duly executed by Bloxbiz, transferring the tangible personal property included in the Purchased Assets to Buyer;

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(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the "Assignment and Assumption Agreement") and duly executed by Bloxbiz, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in the form of Exhibit C hereto (the "Intellectual Property Assignments") and duly executed by Bloxbiz, transferring all of Seller's right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) the Khakshoor Assignment in the form of Exhibit D hereto and duly executed by Khakshoor, transferring all of the Khakshoor Goodwill to Buyer;

(v) The Drozdov Assignment in the form of Exhibit E hereto, and duly executed by Drozdov, transferring all of the Drozdov Goodwill to Buyer;

(vi) the Employment Agreements in form of Exhibit F hereto, executed by the respective Founder;

(vii) [intentionally omitted]

(viii) the Seller Closing Certificate;

(ix) the certificates of the Secretary or Assistant Secretary of Bloxbiz required by Section 7.02(j) and Section 7.02(k); and

(x) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) each Seller's Pro Rata Share of the Closing Cash Consideration by wire transfer of immediately available funds to the accounts designated in writing by each Seller to Buyer;

(ii) a copy of the letter of instruction to Buyer's transfer agent, submitted to Buyer's transfer agent on the Closing Date, irrevocably instructing the transfer agent to issue to each Seller, in book-entry form, such Seller's Pro Rata Share of the Closing Share Consideration (the "Instruction Letter");

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Intellectual Property Assignment duly executed by Buyer;

(v) the Khakshoor Assignment, duly executed by Buyer;

(vi) the Drozdov Assignment, duly executed by Buyer;

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(vii) with respect to each Employment Agreement, the Employment Agreements duly executed by Buyer;

(viii) the Buyer Closing Certificate; and

(ix) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(g).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (it being understood that exceptions and disclosures included in any section of the Disclosure Schedules with reference to a particular Section of ARTICLE IV shall be deemed to have been disclosed with respect to each other representation and warranty set forth in this ARTICLE IV to the extent the relevance to such other section or sections is reasonably apparent on the face of such disclosure), each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Bloxbiz is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so duly qualified, licensed or authorized and in such good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02 Authority of Sellers. Bloxbiz and each Founder has full power and authority (corporate or otherwise) to enter into this Agreement and the Ancillary Documents to which Bloxbiz and/or each Founder is a party, to carry out such respective Seller's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Bloxbiz and each Founder of this Agreement and any Ancillary Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. When each Ancillary Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of each Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.

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Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Bloxbiz; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Seller is a party or by which any Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by any Seller or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements. Complete copies of the unaudited financial statements, consisting of the balance sheet of the Business as at August 31, 2021, and the related statements of income and retained earnings, stockholders' equity and cash flow (the "Financial Statements") are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not result in a Material Adverse Effect) and the absence of notes. The Financial Statements are based on the books and records of Seller, and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of Seller for the period indicated. The balance sheet of the Business as of August 31, 2021, is referred to herein as the "Balance Sheet" and the date thereof as the "Balance Sheet Date". Seller maintains a standard system of accounting established and administered in accordance with GAAP.

Section 4.05 Undisclosed Liabilities. Bloxbiz has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(b) declaration or payment of any dividends or distributions on or in respect of any of Bloxbiz's capital stock or redemption, purchase or acquisition of Bloxbiz's capital stock;

(c) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or applicable Law, or as disclosed in the notes to the Financial Statements;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any Contract that would constitute a Material Contract, other than Intellectual Property Agreements entered into with Bloxbiz’s end users subject to Bloxbiz’s standard online terms of services and in the ordinary course of business;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements except non-exclusive licenses or sublicense pursuant to Bloxbiz’s standard online terms of service granted in the ordinary course of business consistent with past practice;

(j) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property Assets;

(k) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m) material capital expenditures which would constitute an Assumed Liability;

(n) imposition of any Encumbrance upon any of the Purchased Assets;

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(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(p) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(s) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(t) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; or

(u) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Bloxbiz is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Intellectual Property Agreements, being "Material Contracts"):

(i) all Contracts involving aggregate consideration in excess of $5,000 and which, in each case, cannot be cancelled without penalty or without more than thirty (30) days' notice;

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(ii) all Contracts that require Bloxbiz to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;

(iii) all Contracts that provide for the indemnification of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than thirty (30) days' notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority ("Government Contracts");

(ix) all Contracts that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

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(b) Each Material Contract is valid and binding on Bloxbiz in accordance with its terms and is in full force and effect. Bloxbiz is not in breach of or default under (or to Seller’s Knowledge alleged to be in breach of or default under), nor has Bloxbiz provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no other party thereto is in breach of or default under (or is alleged in writing or orally to be in breach of or default under), or has provided or received any written or oral notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Each of Bloxbiz, Drozdov, and Khakshoor, has good and valid title to all of the Purchased Assets that such Seller is selling, as set forth in Section 2.01 hereinabove. Drozdov is the sole and exclusive owner of the Drozdov Goodwill, and Khakshoor is the sole and exclusive owner of the Khakshoor Goodwill. All such Purchased Assets are free and clear of Encumbrances. Bloxbiz does not own or lease any real property.

Section 4.09 Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules contains a correct, current and complete list, as of the date hereof, of:

(i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status;

(ii) all unregistered Trademarks included in the Intellectual Property Assets;

(iii) all Software, proprietary or otherwise, included in the Intellectual Property Assets; and

(iv) all other Intellectual Property Assets that is used or held for use by Bloxbiz.

All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Bloxbiz has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence, and other materials related to all Intellectual Property Registrations.

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(b) Section 4.10(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Assets or under which Seller is a licensee or is otherwise granted any right or interest relating to the Intellectual Property of any Person. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Bloxbiz in accordance with its terms and is in full force and effect. Neither Sellers nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Section 4.10(c) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Sellers in the Business and its operations. Sellers have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services used by Sellers in the Business and its operations (collectively, “Platform Agreements”). There are no Actions settled, pending, or, to Seller’s Knowledge, threatened alleging (A) any breach or other violation of any Platform Agreement by Sellers; or (B) defamation, any violation of publicity rights of any Person, or any other violation by Sellers in connection with its use of social media in the conduct of its business or operations.

(d) Bloxbiz is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business, including Platform Agreements and Intellectual Property Agreements, as currently conducted and as proposed to be conducted (collectively, the "Company IP"), in each case, free and clear of Encumbrances. The Company IP is all of the Intellectual Property necessary to operate the Business as presently conducted and proposed to be conducted. Bloxbiz has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any material Intellectual Property during the course of employment or engagement with Bloxbiz whereby such employee or independent contractor (i) acknowledges Bloxbiz's exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Bloxbiz; (ii) grants to Bloxbiz a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. All assignments and other instruments necessary to establish, record, and perfect Bloxbiz's ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars.

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(e) Bloxbiz's rights in the Company IP is valid, subsisting, and enforceable. Sellers have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP. All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations and Intellectual Property Agreements are subsisting and in full force and effect. Sellers have taken all reasonable and necessary steps to maintain and enforce the Company IP and to preserve the confidentiality of all Trade Secrets included in the Company IP, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Bloxbiz's right to own or use any Company IP in the conduct of its business as currently conducted and as proposed to be conducted. Immediately following the Closing, the Company IP will be owned or available for use by Buyer on the same terms as they were owned or available for use by Bloxbiz immediately prior to the Closing.

(f) The conduct of the Business, as currently and formerly conducted and as proposed to be conducted, including the use of the Company IP in connection therewith, and the content, products, processes, and services of Bloxbiz in the operation of the Business, do not infringe, misappropriate or otherwise violate, have not infringed, misappropriated, or otherwise violated and, to Sellers' Knowledge, immediately after the Closing Date, will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has intentionally infringed, misappropriated, or otherwise violated, nor is infringing, misappropriating, or otherwise violating, any Intellectual Property Assets or Intellectual Property Agreements.

(g) There are no Actions pending or, to Seller’s Knowledge, threatened: (i) alleging any infringement, misappropriation, or violation of the Intellectual Property of any Person by Sellers; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Bloxbiz's rights with respect to any Company IP, in each case; or (iii) by Sellers, or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Sellers are not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Sellers are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Bloxbiz's rights with respect to any Company IP, in each case.

(h) All IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has resulted or is reasonably likely to result in disruption or damage to Bloxbiz's operations. Sellers have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of its IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

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(i) Sellers have complied in all respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business and Bloxbiz's operations. Bloxbiz has never (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Bloxbiz's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the Business and Bloxbiz's operations, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(j) Any technical documentation related to and a part of the Purchased Assets includes the source code, system documentation, statements of principles of operation, and schematics for the relevant business Software program, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and useable by a trained computer programmer.

(k) Section 4.10(k) of the Disclosure Schedules contains a true and complete list of (i) any Person who has assisted in, contributed to or developed Bloxbiz’s Intellectual Property Assets, and (ii) advertisers with whom Bloxbiz has done business, in each case since the Incorporation Date. The relationships of Sellers with the Persons listed are good commercial working relationships, and, if such Contract is currently active, no such person has canceled or otherwise terminated, or, to Seller’s Knowledge, threatened to cancel or terminate, its relationship with Bloxbiz, or decreased or limited materially, or, to Seller’s Knowledge, threatened to decrease or limit materially, its business done with Bloxbiz, and, to Seller’s Knowledge, there is no reason to believe that any such person would not continue its business relationship with Buyer following the Closing on substantially the same terms as heretofore with Bloxbiz.

Section 4.11 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Bloxbiz involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Bloxbiz not subject to written claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are, to Seller’s Knowledge, collectible in full within sixty (60) days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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Section 4.12 Customers and Suppliers.

(a) Section 4.12(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Bloxbiz for goods or services rendered in an amount greater than or equal to $5,000 since the Incorporation Date (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such period. Sellers have not received any written notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.12(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Bloxbiz has paid consideration for goods or services rendered in an amount greater than or equal to $5,000 since the Incorporation Date (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Sellers have not received any written notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.13 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller's Knowledge, threatened against or by Sellers (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller's Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.14 Compliance With Laws; Permits.

(a) Sellers have complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect

(b) All Permits required for Bloxbiz to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Bloxbiz and are valid and in full force and effect, except where such failure to obtain any Permit would not reasonably be expected to have a Material Adverse Effect and Sellers were not aware of the requirement to obtain such Permit. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.14(b) of the Disclosure Schedules lists all current Permits issued to Bloxbiz which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. To Sellers' Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.14(b) of the Disclosure Schedules.

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Section 4.15 Employee Benefit Matters.

(a) Bloxbiz does not, and has never had, any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit or other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Bloxbiz for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Bloxbiz or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a "Benefit Plan"). Bloxbiz does not, and has never had, any Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Bloxbiz primarily for the benefit of employees of the Business outside of the United States (a "Non-U.S. Benefit Plan").

(b) Neither Bloxbiz nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(c) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (iv) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 4.16 Employment Matters.

(a) Section 4.16(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Bloxbiz with respect to any compensation, commissions, bonuses or fees.

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(b) Bloxbiz is not, and has not been since the Incorporation Date, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been since the Incorporation Date, any Union representing or purporting to represent any employee of Bloxbiz, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There have never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Bloxbiz or any employees of the Business. Bloxbiz has no duty to bargain with any Union.

(c) Bloxbiz is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by Bloxbiz as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Bloxbiz is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Bloxbiz pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

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Section 4.17 Taxes.

(a) All Tax Returns required to be filed by any Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, in accordance with all provisions of the Code, and correct in all respects. All Taxes due and owing by any Seller (whether or not shown on any Tax Return) has been, or will be, timely paid.

(b) Bloxbiz has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Bloxbiz.

(d) All deficiencies asserted, or assessments made, against Bloxbiz as a result of any examinations by any taxing authority have been fully paid.

(e) Sellers are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) No Seller is a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(h) Bloxbiz is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Seller.

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Section 4.19 Investment Representations.

(a) Each Seller (which, for purposes of this Section 4.19, such definition shall include all of the holders of Seller's securities) is purchasing the shares of Buyer Common Stock for such Seller's own account for investment purposes only and not with a view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and/or sales registered under the Securities Act. Each Seller further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the shares of Buyer Common Stock. Each Seller is a sophisticated investor and has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Buyer, and is capable of evaluating the merits and risks of its investment in Buyer. Each Seller understands that it must bear the economic risk of this investment indefinitely, unless the shares of Buyer Common Stock are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that Buyer has no present intention of registering the resale of any such shares of Buyer Common Stock. Each Seller is able to bear the economic risk of this investment in the shares of Buyer Common Stock that may be delivered to such Seller (including a complete loss of such Seller’s investment or a reduction in the price of Buyer Common Stock, whether at the time it is held by such Seller). The Purchase Price for the Purchased Assets, including the price of the shares of Buyer Common Stock when used in calculating the number of shares of Buyer Common Stock to be delivered to each Seller, was negotiated privately between the parties hereto.

(b) Bloxbiz was not incorporated for the specific purpose of acquiring the shares of Buyer Common Stock. Neither Sellers, nor any of Sellers' Affiliates, Representatives, directors, executive officers, other officers that may serve as a director or officer of Bloxbiz, or any company in which Sellers invests, general partners or managing members have taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

(c) Each Seller understands that the shares of Buyer Common Stock are being offered and sold to such Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws, and that Buyer is relying upon the truth and accuracy of, and each Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of each Seller to acquire the shares of Buyer Common Stock.

(d) All materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the shares of Buyer Common Stock which have been specifically requested by any Seller or its counsel have been made available to such Seller and its counsel, if any. Each Seller understands that its investment in the shares of Buyer Common Stock involves a high degree of risk, including the risk of loss of its entire investment in the shares of Buyer Common Stock. Each Seller has sought such accounting, legal and tax advice as such Seller has considered necessary to make an informed investment decision with respect to his, her or its acquisition of the shares of Buyer Common Stock.

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(e) Each Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the shares of Buyer Common Stock.

(f) Each Seller understands that (i) the sale or resale of the shares of Buyer Common Stock have not been and are not being registered under the Securities Act or any state securities laws, and the shares of Buyer Common Stock may not be transferred unless (A) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering the shares of Buyer Common Stock; or (B) such Seller shall have delivered to Buyer an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares of Buyer Common Stock to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (C) sold under and in compliance with Rule 144 promulgated under the Securities Act (including any successor rule, “Rule 144”); or (D) sold or transferred to an affiliate of such Seller that agrees to sell or otherwise transfer the shares of Buyer Common Stock only in accordance with the provisions of this Section 2(f) and that is an Accredited Investor (as defined under Rule 501 under the Securities Act); and (ii) neither Buyer nor any other person is under any obligation to register such shares of Buyer Common Stock under the Securities Act or any state securities laws.

(g) Such Seller understands that the shares of Buyer Common Stock have not been registered under the Securities Act (including registration pursuant to Rule 416 thereunder) or otherwise may be sold by such Seller under Rule 144, the certificates for the shares of Buyer Common Stock may bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

(h) Each Seller represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the purchase of the shares of Buyer Common Stock, including: (a) the legal requirements within its jurisdiction for the purchase of the shares of Buyer Common Stock; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the shares of Buyer Common Stock. Each Seller's receipt of, and its continued beneficial ownership of the shares of Buyer Common Stock, will not violate any applicable securities or other laws of the jurisdiction of its residence.

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Section 4.20 Full Disclosure. No representation or warranty by a Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (it being understood that exceptions and disclosures included in any section of the Disclosure Schedules with reference to a particular Section of ARTICLE V shall be deemed to have been disclosed with respect to each other representation and warranty set forth in this ARTICLE V to the extent the relevance to such other section or sections is reasonably apparent on the face of such disclosure), Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.

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Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.06 Buyer Common Stock. Except as otherwise understood and acknowledged by Sellers in Section 4.19, the Buyer Common Stock, when issued, sold and delivered at the Closing in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any Encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities Laws), preemptive right, option or other right to acquire or purchase. The Buyer Common Stock will be issued in compliance with all applicable federal and state securities Laws.

Section 5.07 Trading. Buyer's common stock is listed on the Nasdaq under the symbol "SLGG". Buyer has not received any notice of de-listing, and Buyer will take no action to suspend or terminate listing of the Common Stock on the Nasdaq.

Section 5.08 SEC Filings; Financial Statements.

(a) Buyer has filed all forms, reports, statements, schedules and other documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") since September 1, 2021 under the Securities Act or the Exchange Act (collectively, the “Buyer SEC Reports”). To Buyer's Knowledge, the Buyer SEC Reports at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder. To Buyer's Knowledge, no subsidiary of Buyer is required to file any form, report, statement, schedule or other document with the SEC under the Securities Act or the Exchange Act.

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(b) To Buyer's Knowledge, each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Buyer SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted to be reported within Quarterly Reports on Form 10-Q) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to Buyer and its Subsidiaries, taken as a whole).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Buyer SEC Reports that would reasonably be expected to delay Buyer’s performance of its obligations under th Ancillary Documents. To Buyer's Knowledge, none of the Buyer SEC Reports is the subject of ongoing SEC review that would reasonably be expected to delay Buyer’s performance of its obligations under the Ancillary Documents.

(d) For purposes of this Section 5.08, "Buyer's Knowledge" means the actual knowledge of Ann Hand, after due inquiry.

Section 5.09 Financing. Buyer will have at the Closing sufficient funds on hand and available through existing liquidity facilities to pay the Closing Cash Consideration (without restrictions on drawdown that would delay payment thereof).

ARTICLE VI
COVENANTS

Section 6.01 Delivery of Information. Within fifteen (15) days after the Closing Date, Sellers will:

(a) With respect to each Person required to be disclosed pursuant to Section 4.10(k), provide Buyer with the following information regarding each such Person: (i) name; (ii) address; (iii) URL address; (iv) e-mail address; and (v) telephone/facsimile number.

(b) Provide a correct and complete list, as of the Closing Date, of Intellectual Property Agreements (other than any license for commercially available off-the-shelf software), specifying for each the date, title, and parties thereto which otherwise relate to Bloxbiz's ownership or use of any Intellectual Property, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement.

Section 6.02 Access to Information. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement.

Section 6.03 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Bloxbiz shall terminate all employees of the Business who are actively at work on the Closing Date, and, at Buyer's sole discretion, Buyer may offer employment, on an "at will" basis, to any or all of such employees, with the exception of the Founders, which will be employed by Buyer pursuant to each respective Employment Agreement.

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(b) Bloxbiz shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Bloxbiz shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Bloxbiz shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Bloxbiz or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Bloxbiz also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of Bloxbiz which relate to events occurring on or prior to the Closing Date. Bloxbiz shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.04 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.05 Non-Competition; Non-Solicitation.

(a) For a period of three (3) years commencing on the Closing Date (the "Restricted Period"), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Bloxbiz and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, any Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person.

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(b) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.03(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.05(b) shall prevent a Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Each Seller acknowledges that a breach or threatened breach of this Section 6.05 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Seller acknowledges that the restrictions contained in this Section 6.05 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.05 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.05 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.06 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(e) Notwithstanding the foregoing, nothing in this Section 6.06 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.07 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Bloxbiz; and

(ii) upon reasonable notice, afford the Sellers' Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of each Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 6.09 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Bloxbiz to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.10 Receivables. From and after the Closing, if any Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, such Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five (5) Business Days after its receipt thereof.

Section 6.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by each Seller when due. Each Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary), in a manner consistent with the Code and any applicable Law or Governmental Order.

Section 6.12 Tax Clearance Certificates. If requested by Buyer, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a "Tax Clearance Certificate") could subject the Buyer to any Taxes of Bloxbiz. If any taxing authority asserts that any Seller is liable for any Tax, such Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents. Each Seller hereby constitutes and appoints Buyer as its true and lawful attorney, with full power of substitution, in the name of Buyer or in the name of any Seller, but on behalf of and for the sole benefit of Buyer, to institute and prosecute, in the name of any Seller or otherwise, all proceedings which Buyer may deem proper in order to receive, collect, assert or enforce any claim, right, interest or title of any kind in or to the Purchased Assets hereby granted and assigned to Buyer, to defend and compromise any and all actions, suits or proceedings in respect thereof, and to do all such acts and things and execute any instruments in relation thereto as Buyer shall deem advisable. Without limiting the foregoing, each Seller hereby authorizes any officer of Buyer to endorse, transfer, or assign any instrument, contract or chattel paper relating to the Purchased Assets, other than the Asset Purchase Agreement and the Ancillary Documents.

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Section 6.14 Name Change. As promptly as possible following the Closing, the Sellers will submit a certificate of amendment to the Delaware Secretary of State, changing Bloxbiz's name to a name that is not in any way similar to Bloxbiz or any trade name used by Bloxbiz.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Sections 4.01, 4.02, 4.04, 4.18, and 4.19, the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Sections 4.01, 4.02, 4.04, 4.18, and 4.19 shall be true and correct in all respects on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(d) All approvals, consents and waivers necessary to transfer the Purchased Assets shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Sellers shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Bloxbiz as of the Closing Date.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

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(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the Closing Date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date; provided, that the representations and warranties in (i) Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.08 (Title to Purchased Assets), Section 4.09 (Condition and Sufficiency of Assets), Section 4.18 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) shall survive for a period of three (3) years from the Closing, and (ii) Section 4.17 (Taxes) and Section 4.19 (Investment Representations) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Bloxbiz and each Founder shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Bloxbiz or any Founder contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Bloxbiz or any Founder pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Bloxbiz or any Founder pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement;

(c) the preparation and filing of Bloxbiz's and/or the Founders' Tax Returns, including Tax Liabilities arising from the recharacterization of any portion of Purchase Price Allocation by any Governmental Authority;

(d) any Excluded Asset or any Excluded Liability; or

(e) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Bloxbiz, any Founder, or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

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Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of Bloxbiz, the Founders, and their Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Bloxbiz and the Founders shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds Fifty Thousand and 00/100 Dollars (the "Basket"), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Bloxbiz and the Founders shall be liable pursuant to Section 8.02(a) for breaches of Seller Fundamental Reps shall not exceed the amount of the Purchase Price actually received by Seller (the "Fundamental Cap"); and the aggregate amount of all Losses for which Bloxbiz and the Founders shall be liable pursuant to Section 8.02(a) for breaches of Seller Non-Fundamental Reps shall not exceed $4,375,000. In no event will the Sellers be liable for an aggregate of all Losses in excess of the Fundamental Cap (except in the case of fraud). For the avoidance of doubt, any amounts of the Revenue Earnout accrued and earned shall be considered received for purposes of determining the amount received under this ARTICLE VIII.

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Fundamental Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of fraud.

(d) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

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Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the "Indemnifying Party".

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.04) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 8.06 Payments; Contingent Consideration Setoff.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within thirty (30) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from any Earnout Consideration that may be payable to the Founders under Section 2.06 (the "Set Off Right"), provided Buyer notifies the Founders in writing that Buyer intends to make such set-off at least ten (10) calendar days prior to the date such Earnout Payment is payable, and; and (ii) to the extent the amount of Losses exceeds the Earnout Consideration payable, from Bloxbiz and/or the Founders. In the event Buyer exercises the Set Off Right, such Losses will be deducted from the Earnout Consideration as follows: (1) the Earnout Consideration payable in the form of cash will be reduced by an amount equal to fifty percent (50%) of the aggregate value of the Losses payable to a Buyer Indemnitee; and (2) the Earnout Consideration payable in the form of Earnout Shares will be reduced by such number of Earnout Shares equal to fifty percent (50%) of the aggregate value of the Losses payable to a Buyer Indemnitee, divided by the Earnout Share Price (rounded up to the nearest whole share).

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

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Section 8.09 Exclusive Remedies. Subject to Section 6.05 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers' receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 5, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Sellers; or

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(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 5, 2021, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 6.04 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Bloxbiz:	Bloxbiz Co. 21 Flower Ln Great Neck, NY 11024 sam@bloxbiz.com Attention: Chief Executive Officer

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If to Samuel Drozdov:	50 Lexington Ave. Apt 20G New York, NY 10010 sam@bloxbiz.com
If to Benjamin Khakshoor:	21 Flower Ln Great Neck, NY 11024 ben@bloxbiz.com
with a copy (which will not constitute notice to Seller) to:	Joey M. Tran Acceleron Law Group, LLP 950 South Bascom Avenue, Suite 1113 San Jose, CA 95128 jtran@acceleronlaw.com
If to Buyer, to:	Super League Gaming, Inc. 2912 Colorado Ave., Suite 203 Santa Monica, CA 90404 Attention: Ann Hand, President & CEO
with a copy (which will not constitute notice to Buyer) to:	Disclosure Law Group, a Professional Corporation 655 West Broadway, Suite 870 San Diego, CA 92101 Attention: Jessica R. Sudweeks Email: jsudweeks@disclosurelawgroup.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

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(b) Each of the parties hereto irrevocably agrees that any legal Action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State Court of California, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal district courts within the State of California . Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10.10(b); (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Guaranty. The Founders' hereby personally guaranty all claims, obligations, and liabilities of Bloxbiz, arising from: (i) those certain obligations pursuant to Section 6.04, Section 6.05, and Section 8.02; and (ii) those certain representations and warranties set forth in ARTICLE IV of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

"SELLER" BLOXBIZ CO a Delaware corporation
By/s/ Samuel Drozdov Name: Samuel Drozdov Title: Chief Executive Officer
"BUYER" SUPER LEAGUE GAMING, INC. a Delaware corporation
By/s/ Ann Hand Name: Ann Hand Title: President & CEO

"FOUNDERS"
/s/ Samuel Drozdov Samuel Drozdov /s/ Benjamin Khakshoor Benjamin Khakshoor

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Schedule 1

“Business Goodwill”

•	AWS server infrastructure
•	AWS reporting infrastructure
•	Ad Server for Roblox
•	Plugin and SDK for Roblox
•	Documentation for game developers and advertisers
•	Portal website for game developers and advertisers
•	Game developers community Discord
•	Sales material for game developers and advertisers
•	Bloxbiz brand and marketing website
•	Relationships with advertisers, agencies, and sales organization
•	Reputation and relationships with game developers and game studios
•	Reputation and relationships with ad tech partners
•	All goodwill associated with any Intellectual Property, including , without limitation, Trademarks.

“Drozdov Goodwill”

•	Knowledge and expertise in designing advertising platforms and products
•	Knowledge and expertise in designing business and analytic tools
•	Knowledge and expertise in designing advertiser tools
•	Knowledge and expertise in community building
•	Knowledge of metaverse and gaming industry trends
•	Knowledge of advertising product trends
•	Knowledge of Roblox creator trends
•	Skills in software product design and development

“Khakshoor Goodwill”

•	Knowledge and expertise in data compliance and security
•	Knowledge and expertise in community building
•	Knowledge and expertise in software infrastructure
•	Knowledge of metaverse and gaming industry trends
•	Reputation and relationships with tech partners
•	Knowledge of advertising product trends
•	Skills in software product design and development

*ALL OTHER EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED*

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